Exhibit 1(g)

ARTICLES OF TRANSFER

BETWEEN

THE CORPORATE FUND ACCUMULATION PROGRAM, INC.,

A MARYLAND CORPORATION,

AND

MERRILL LYNCH BOND FUND, INC.

A MARYLAND CORPORATION

THESE ARTICLES OF TRANSFER are made and entered into as of the 27th day of March, 2003, by and between Merrill Lynch Bond Fund, Inc., a Maryland corporation (the “Transferee”), on behalf of Core Bond Portfolio, a series of the Transferee, and The Corporate Fund Accumulation Program, Inc., a Maryland corporation (the “Transferor”).

FIRST: The Transferor agrees to sell, lease, exchange or transfer all or substantially all of its property and assets to the Transferee as hereinafter set forth.

SECOND: The name of the Transferee is “Merrill Lynch Bond Fund, Inc.” The Transferee is a corporation organized under the laws of the State of Maryland. The name of the Transferor is “The Corporate Fund Accumulation Program, Inc.” The Transferor is a corporation organized under the laws of the State of Maryland.

THIRD: The address and principal place of business of the Transferee is: 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

FOURTH: The address and principal place of business of the Transferor is: 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

FIFTH: The Transferee has its principal office in the State of Maryland in Baltimore City, Maryland. The Transferor has its principal office in the State of Maryland in Baltimore

City, Maryland. Neither the Transferee nor the Transferor owns an interest in land in the State of Maryland.

SIXTH: The terms and conditions of the transactions set forth in these Articles of Transfer were advised, authorized and approved by the Transferor in the manner and by the vote required by its Articles of Incorporation, as amended, and the laws of the State of Maryland: (i) at a duly called and held meeting of the Board of Directors of the Transferor held on September 30, 2002, by unanimous vote of the directors of the Transferor, and (ii) at a duly called and held meeting of the shareholders of the Transferor originally scheduled to be held on January 17, 2003 and adjourned to and held on February 12, 2003, at 9:45 a.m., by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

SEVENTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by the Transferee in the manner and by the vote required by its Articles of Incorporation, as amended, and the laws of the State of Maryland at a duly called and held meeting of the Board of Directors of the Transferee held on September 30, 2002, by unanimous vote of the directors of the Transferee.

EIGHTH: The nature of the consideration to be paid by the Transferee for the conveyance and transfer of all of the assets of the Transferor shall be full shares of common stock of Core Bond Portfolio, a series of the Transferee, of an aggregate net asset value equal (to the nearest one ten-thousandth of one cent) to the value of assets of the Transferor acquired, reduced by the amount of liabilities of the Transferor assumed by the Transferee, both determined as of 4:00 p.m., Eastern time, on April 4, 2003.

NINTH: These Articles of Transfer shall be effective at 12:01 a.m. on April 7, 2003.

IN WITNESS WHEREOF, each party to these Articles of Transfer has caused these Articles to be signed and acknowledged in its name and on its behalf by its Vice President and attested by its Secretary, on the day and year first above written, and each such signatory hereby acknowledges the same to be the act and deed of such corporation, and that to the best of his or her knowledge, information and belief, all matters and facts stated herein are true in all material respects, such statements being made under the penalties of perjury.

THE CORPORATE FUND ACCUMULATION PROGRAM, INC.

By:	/s/ DONALD C. BURKE
Name:	Donald C. Burke
Title:	Vice President

ATTEST:

/s/ DAVID CLAYTON
Name:	David Clayton
Title:	Secretary

MERRILL LYNCH BOND FUND, INC.

By:	/s/ DONALD C. BURKE
Name:	Donald C. Burke
Title:	Vice President

ATTEST:

/s/ BRADLEY J. LUCIDO
Name:	Bradley J. Lucido
Title:	Secretary

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